UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2014

CLAIRE’S STORES, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8899, 333-148108, 333-175171	59-0940416
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2400 West Central Road,

Hoffman Estates, Illinois 60192

(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 765-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 2, 2014, certain of the European subsidiaries of Claire’s Stores, Inc. (the “Company”) entered into an unsecured Euro (“€”) denominated multi-currency revolving credit facility (the “Euro Revolver”) in the amount of €35.0 million that will terminate on August 20, 2017. Loans under the Euro Revolver will bear interest at 2.50% per annum plus the Euro Interbank Offered Rate (“EURIBOR”) as in effect for interest periods of one, three or six months or any other period agreed upon. The Euro Revolver also provides for a facility fee of 0.875% per annum on the unused amount of the facility.

All obligations under the Euro Revolver are unconditionally guaranteed by Claire’s (Gibraltar) Holdings Ltd (“Claire’s Gibraltar”) and certain of its existing direct or indirect wholly-owned European subsidiaries, subject to certain exceptions and limitations.

The Euro Revolver contains customary affirmative and negative covenants applicable to Claire’s Gibraltar and its subsidiaries, events of default and provisions relating to mandatory and voluntary payments, which include an annual clean-down requirement (i.e., for at least 5 successive Business Days in each year no loans under the Euro Revolver may be outstanding). The Euro Revolver also contains covenants that require Claire’s Gibraltar to maintain particular financial ratios so long as any amounts are outstanding under the facility: Fixed Charge Cover not lower than 1.5:1 based upon the ratio of EBITDAR to Net Finance and Rent Charges for each period of four consecutive fiscal quarters and Leverage not more than 1.50:1 based upon the ratio of Net Debt to adjusted EBITDA for each period of four consecutive fiscal quarters.

The Company intends to use the net proceeds of the borrowings for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAIRE’S STORES, INC.

Date: October 3, 2014	By:	/s/ J. Per Brodin
J. Per Brodin
Executive Vice President and Chief Financial Officer